Exhibit 10.27

*** OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTION 240.24b-2

LICENSE, CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

between

Palatin Technologies, Inc.

and

Chemical Works of Gedeon Richter Plc.

This binding agreement was executed on August 29th, 2014

LICENSE, CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

THIS LICENSE, CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”), effective as of August 29th, 2014 (the “Effective Date”), is entered between:

Palatin Technologies, Inc., a United States company operating under the laws of the United States of America and under the laws of the State of Delaware, with a principal place of business at 4-B Cedar Brook Drive, Cranbury, New Jersey 08512, USA (“Palatin”),

and:

Chemical Works of Gedeon Richter Plc., a Hungarian company operating under the laws of Hungary with a principal place of business at Gyömrői út 19-21, Budapest 1103, Hungary (“Gedeon Richter”).

Palatin and Gedeon Richter are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS:

A.	Palatin, a United States company operating under the laws of the State of Delaware, is developing the Product (as hereinafter defined);

B.	Gedeon Richter, a Hungarian company operating under the laws of Hungary, is engaged in the development, manufacture and commercialization of pharmaceutical products;

C.
The Parties entered into a Confidential Disclosure Agreement as of *** for the purpose of evaluating the in-licensing of the Product for the treatment of female sexual dysfunction and exchanging confidential information between each other;

D.	Gedeon Richter offered Palatin a Non-Binding Proposal of Terms for Collaboration (dated as of ***), in the framework of which Gedeon Richter outlined a business collaboration for the Product;

E.
The Parties concluded an agreement dated as of *** and its first amendment dated as of *** relating to an option to negotiate an exclusive license for the purpose of granting to Gedeon Richter an exclusive right to negotiate the terms of a license agreement for the Product;

F.
Gedeon Richter desires to obtain from Palatin certain exclusive rights and licenses to manufacture, develop, have developed, register, commercialize, use, sell, offer for sale and import the Product in the Field (as hereinafter defined) in the Territory (as hereinafter defined), and Palatin is willing to grant to Gedeon Richter such rights and licenses and to exclusively supply Gedeon Richter with the Product for the Territory, all on the terms and conditions set forth in this Agreement and the Supply Agreement for Development (as hereinafter defined) and the Commercial Supply Agreement (as hereinafter defined); and

G.
Palatin desires to use the results of clinical trials and Major regulatory submissions within the Territory (as hereinafter defined) for its use outside the Territory and Gedeon Richter desires to use the results of clinical trials and regulatory submissions outside the Territory for its use inside the Territory.

NOW, THEREFORE, Palatin and Gedeon Richter agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

1.1 “Affiliate” means, with respect to a Party, any person, corporation, firm, joint venture or other entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. As used in this definition, “control” means possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of fifty percent (50%) or more of the outstanding voting securities or by contract or otherwise.

1.2  “Audit Disagreement” shall have the meaning set forth in Section 9.7(b).

1.3 “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in either Hungary or New Jersey.

1.4 “Change of Control” any person, corporation or other entity other than a Party becomes the beneficial owner(s) directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of the Party, or otherwise becomes entitled, directly or indirectly, to vote more than fifty percent (50%) of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Party, other than as a result of the issuance of equity securities in connection with any financing transaction; (ii) a consolidation or merger (in one transaction or a series of related transactions) of a Party pursuant to which the holders of a Party’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than fifty percent (50%) of the Voting Power of the entity surviving such transaction or series of related transactions; and (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of a Party.

1.5 “Clinical Study” means any investigation involving human subjects intended to discover or verify the clinical, pharmacological and/or other pharmacodynamic effects of an investigational product(s), and/or to identify any adverse reactions to an investigational product(s), and/or to study absorption, distribution, metabolism, and excretion of an investigational product(s) with the object of ascertaining its safety and/or efficacy.

1.6 “CMC” means chemistry, manufacturing and controls, including design, development and technical file of the relevant device necessary for administration of the Product.

1.7 Commercialization” and “Commercialize” shall refer to all activities undertaken relating to the pre-marketing, marketing, distribution and sale of a Product, and the process of Commercialization, respectively.

1.8 “Commercially Reasonable Efforts” means the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices it employs for its own products (in any case, such level shall not be below the standard level in the pharmaceutical industry) in the exercise of prudent scientific and business judgment that would be applied to the research, development, manufacture or commercialization of a pharmaceutical product. Commercially Reasonable Efforts require that the Party:  (a) in a timely manner assign responsibility for such obligations or tasks to specific employee(s) with sufficient skills and experience as are required to accomplish such obligations or tasks, and hold such employee(s) accountable for progress and monitor such progress on an on-going basis; (b) set and timely seek to achieve specific and meaningful objectives for carrying out such obligations; and (c) timely make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.9 “Competent Authority” shall mean any applicable regulatory authority, including but not limited to EMA or any other certification or Notified Bodies in the Territory responsible for the grant of the Regulatory Approval.

1.10 “Control” or “Controlled” shall mean possession of the ability to grant the licenses or sublicenses as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.11 “CTA” means a Clinical Trial Application filed with the Competent Authority.

1.12 “Development” means all activities relating to preclinical development, clinical development and CMC/process development, as are customary in the pharmaceutical and medical device industry and necessary for obtaining Regulatory Approval.

1.13 “Dossier” means documentation in the English language compiled according to the European Union requirements in Common Technical Documentation (hereinafter referred to as “CTD”) format.

1.14 “EMA” means European Medicines Agency or any successor entity.

1.15 “EU” means the countries of the European Union, as constituted from time to time.

1.16 “FDA” means the U.S. Food and Drug Administration or any successor entity.

1.17 “Field” means human use in treatment of female sexual dysfunction.

1.18 “First Commercial Sale” means, on a country-by-country basis, the date of the first sale or other commercial disposal of the Product by Gedeon Richter or an Affiliate or Sublicensee of Gedeon Richter pursuant to a Regulatory Approval.

1.19 “GCP” means the Good Clinical Practices guidelines defined by 28/2005/EC directive and appropriate ICH guide and required by the European Commission, and  other standards of the European Commission that are generally recognized within the European pharmaceutical industry, including the ICH Harmonized Tripartite Guideline for Good Clinical Practice, as amended from time to time.

1.20 “Gedeon Richter Development Plan” means the Development activities to be performed by Gedeon Richter *** and listed in Exhibit VI, as the same may be amended in accordance with the provisions of this Agreement.

1.21 “Gedeon Richter Know-How” means any Information within the control of Gedeon Richter obtained or gained during the performance of the Gedeon Richter Development Plan, the Commercialization Plan or Gedeon Richter’s obligations under this Agreement.

1.22 “GLP” means the Good Laboratory Practices regulations defined by 9/2204/EC and 10/2004/EC as well as appropriate OECD guide and according to standards, guidelines and regulations promulgated or otherwise required by the European Commission, and published standards of the European Commission, and other standards of the European Commission that are generally recognized within the European pharmaceutical industry, including Council Directive 2001/83/EC, as amended from time to time.

1.23 “GMP” means the Good Manufacturing Practices regulations and General Biologics Products Standards defined by European Directive 94/2003/EC, 9/2204/EC and 10/2004/EC as well as appropriate OECD guide GMP also includes similar standards, guidelines and regulations promulgated and required by the European Commission, and published standards of the European Commission and other standards of the European Commission that are generally recognized within the European pharmaceutical industry, including the Guide to Good Manufacturing Practices for Medicinal Products and Council Directive 2001/83/EC, as amended from time to time.

1.24 “GVP” means Good Pharmacovigilance Practices for the European Union, a set of guidelines for the conduct of pharmacovigilance in the EU, drawn up based on Article 108a of Directive 2001/83/EC, by the European Medicines Agency in cooperation with competent authorities in Member States and interested parties, and applying to marketing authorization holders in the EU, the Agency and competent authorities in Member States.

1.25 “Indemnitee” means a Gedeon Richter Indemnitee or a Palatin Indemnitee.

1.26 “Information” means techniques, data and information relating to the Product, including, but not limited to, inventions, practices, methods, knowledge, know-how, skill, trade secrets, experience and test data (including but not limited to pharmacological, toxicological, preclinical and clinical test data); data, records and information derived from research, preclinical development and clinical development - including but not limited to full clinical study reports, full clinical study datasets in SDTM format, statistical evaluation program codes, regulatory submissions, adverse reactions, CMC/process development, analytical and quality control data, and Commercialization, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions.

1.27 “Initiation” means ***.

1.28 “Investigational Product” means a pharmaceutical form of an active ingredient and/or the relevant placebo being tested or used as a reference in a Clinical Study, including but not limited to the finished product form equipped with the relevant device necessary for administration or a product with a marketing authorization when used or assembled (formulated or packaged) in a way different from the approved form, or when used for an unapproved indication, or when used to gain further information about an approved use.

1.29 “Joint Steering Committee” shall have the meaning contained in Section 4.1.

1.30 “Major regulatory submission” means any documents or data submitted to or communications to be carried out with EMA, Competent Authorities that contain substantial or important new information related to the Product or the Development of the Product in the Field, e.g. Marketing Authorization Application, Investigators’ Brochure, clinical trial reports or report summaries, other study reports, IMPD, CMC documentation, Development Safety Update Reports or their amendments, substantial amendments of clinical trial protocols that are not of a merely administrative nature.

1.31 “Marketing Authorization Application” means an application for Regulatory Approval required to be approved by the Competent Authorities and necessary for the commercial manufacture, use, storage, import, export, transport, commercialization or sale of a Product in any country of the Territory.

1.32 “Milestones Payments” mean the payments to be made by Gedeon Richter to Palatin in accordance with Section 7.2.

1.33 “Net Sales” means the gross amounts invoiced or otherwise billed by Gedeon Richter and its Affiliates and Sublicensees in connection with sales of the Product in the Territory, calculated in accordance with accounting standards of Gedeon Richter and its Affiliates or Sublicensees (IFRS, since Gedeon Richter is obliged to report its consolidated performance to the stock exchange according to IFRS) as applicable, consistently applied, less the following amounts specifically identified as related to, and specifically allocated to, the Products (without duplication of any amounts deducted in accordance with IFRS):  ***.  Upon the sale or other disposal of the Product other than in a bona fide arm’s length transaction exclusively for money or upon any use of the Product for purposes which do not result in a disposal of that Product in consideration of sales revenue customary in the country of use, such sale, other disposal or use shall be deemed to constitute a sale at the relevant open market price in the country in which the sale, other disposal or use occurs, or, if that price is not ascertainable, at the price the goods or services provided in exchange for the Products would obtain in an arm’s length transaction.

1.34 “Notified Bodies” means an accredited body and Commission announced organization with identification number issued by the Commission. Its designated tasks are the evaluation and certification of the conformity of devices in the European Commission, and management of other conformity assessment tasks.

1.35 “Palatin Development Plan” means the Development activities, including ***, to be performed by Palatin *** and listed in Exhibit V, as the same may be amended in accordance with the provisions of this Agreement. For the avoidance of doubt, ***.

1.36 “Palatin Know-How” means (a) any Information within the Control of Palatin as of the Effective Date relating to the Development of the Product in the Field, including but not limited to the information contained in the documentation listed in Exhibit II, (b) all Information generated or obtained by Palatin after the Effective Date during the performance of Palatin’s obligations under this Agreement, and (c) all other Information generated or obtained by Palatin after the Effective Date relating to the Development of the Product in the Field and Commercialization activities undertaken by or on behalf of Palatin. Notwithstanding anything herein to the contrary, Palatin Know-How shall exclude the Palatin Patents.

1.37 “Palatin Patent” means (i) each patent application and patent listed in Exhibit III, including (a) all reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (b) all extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof and (ii) any patent application filed or to be filed, and any patent obtained or to be obtained, by Palatin in the Territory during the term of this Agreement relating to the Product in the Field.

1.38 “Phase III Study” means a Clinical Study designed to confirm the preliminary evidence that an investigational product is safe and effective for use in the intended indication and recipient population.

1.39 “Pivotal Study” means a Phase III Study intended to support Regulatory Approval by the Competent Authorities.

1.40 “Product” means any pharmaceutical product for humans formulated in any finished product form that contains bremelanotide (PT-141) as active pharmaceutical ingredient, including but not limited to any relevant device necessary for administration.

1.41 “Regulatory Approval” means any approvals, product and/or establishment licenses, registrations or authorizations of any Competent Authority or other governmental entity, necessary for the commercial manufacture, use, storage, import, export, transport, commercialization or sale of the Product in a regulatory jurisdiction in the Territory.

1.42 “Sublicensee” shall mean a Third Party (except an Affiliate) to whom Gedeon Richter has granted a license or sublicense to Commercialize the Product in the Territory in accordance with the terms and conditions of this Agreement.

1.43 “Territory” shall mean all countries that are listed in Exhibit I.

1.44 “Third Party” means any entity other than Palatin or Gedeon Richter and its respective Affiliates and Sublicensees.

1.45 “Top-5 Countries” shall mean ***.

1.46 “Top 3 Countries” shall mean ***.

1.47 “Trademark” means registered trademark owned by Gedeon Richter pertaining to the Product in the Territory.

1.48 “Valid Claim” means a claim of any unexpired Palatin Patent (as may be extended through supplementary protection certificate or patent term extension or the like), that has not been withdrawn, canceled or disclaimed nor held to be invalid or unenforceable by a court or tribunal of competent jurisdiction in a decision that is unappealable or unappealed within the time allowable for appeal, or, in the case of any patent application, that has not been finally rejected in a decision by the relevant patent office that is unappealable or unappealed within the time allowable for appeal.

2.	LICENSE

2.1 License to Gedeon Richter. Subject to the terms and conditions of this Agreement, Palatin hereby grants to Gedeon Richter (a) an exclusive (even as to Palatin and its Affiliates), royalty-bearing license, including the right to grant sublicenses in accordance with Section 2.2, under the Palatin Patents and Palatin Know-How to develop, have developed, register, commercialize, import, market, store, sell, and offer to sell the Product in the Field in the Territory, and (b) a co-exclusive (with Palatin and its Affiliates only) license, including the right to grant sublicenses in accordance with Section 2.2, under the Palatin Patents and Palatin Know-How to research, develop, have developed, manufacture and have manufactured the Product solely for use, commercialization, importation, sale or offer for sale in the Field in the Territory (the rights granted under the foregoing clauses (a) and (b), collectively, the “License”). Notwithstanding the foregoing, Gedeon Richter shall not exercise its rights to manufacture the Product or have the Product manufactured unless Palatin fails to supply the goods in accordance with the Commercial Supply Agreement or the Parties otherwise agree.

2.2 Sublicenses.

2.2.1 Subject to the terms and conditions of this Agreement, Gedeon Richter shall have the right to sublicense the rights granted in Section 2.1 above.

2.2.2 Except in the case of a sublicense to an Affiliate of Gedeon Richter, each sublicense granted pursuant to this Section 2.2 shall require the prior written consent of Palatin, which consent shall not be unreasonably withheld. Gedeon Richter shall provide to Palatin written notice of each proposed sublicense, which written notice shall include a reasonable level of detail regarding the terms of the proposed sublicense and the proposed Sublicensee’s ability to perform its obligations hereunder. Unless Palatin provides to Gedeon Richter written notice that Palatin is withholding its consent to the proposed sublicense within *** after its receipt of the applicable notice from Gedeon Richter, Palatin shall be deemed to have consented to the proposed sublicense.

2.2.3 Each sublicense agreement shall be in writing and consistent with all the terms and conditions of this Agreement and shall provide that the Sublicensee shall be bound by and subject to all applicable terms and conditions of this Agreement in the same manner and to the same extent as Gedeon Richter is bound thereby. Each sublicense agreement shall provide that Gedeon Richter and Palatin shall have the same rights, ownership and/or licenses to all inventions and Information generated by such Sublicensee to the same extent as if such invention or Information was generated or obtained by Gedeon Richter, which rights, ownership and/or licenses shall survive the termination of the applicable sublicense agreement. Each sublicense agreement shall provide that further sublicensing by the Sublicensee is prohibited. Gedeon Richter shall provide a complete copy of each sublicense agreement to Palatin within *** after its execution. If any sublicense agreement provides for the payment of non-royalty consideration to Gedeon Richter (including, without limitation, upfront fees and milestone fees), Gedeon Richter shall pay to Palatin *** percent (***%) of such non-royalty consideration.

2.2.4 Notwithstanding anything herein to the contrary, Gedeon Richter shall be responsible for the performance of each of its Sublicensee’s and Affiliate’s financial and other obligations hereunder, including, without limitation, the payment of all royalties due under Article 7 whether or not paid to Gedeon Richter by a Sublicensee or Affiliate.

2.3 Palatin Retained Rights. Subject to Section 2.5, and notwithstanding the rights granted to Gedeon Richter in Section 2.1 and without limiting the generality of Section 2.4, the Parties acknowledge that Palatin retains the following: (a) the right to practice the Palatin Patents and Palatin Know-How in the Territory to exercise its rights or to fulfill its obligations under this Agreement, the Supply Agreement for Development and the Commercial Supply Agreement, including the manufacturing and development of Products; and (b) the right to practice and license the Palatin Patents and Palatin Know-How outside the scope of the License. For clarity, and notwithstanding anything herein to the contrary, Palatin may (i) develop, have developed, manufacture, have manufactured, use and provide to Third Parties Products for purposes of Commercializing the Product outside the Field in the Territory and (ii) develop, have developed, manufacture, have manufactured and distribute Products in the Territory for purposes of Commercializing the Products outside the Territory and outside the Field in the Territory.

2.4 No Further Rights. Only the License granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppels or otherwise.

2.5 Right of First Offer and Negotiation.

2.5.1 If Palatin determines to license rights to the Product to a Third Party for purposes of Commercializing the Product outside the Field in the Territory, then Palatin shall provide written notice of the same to Gedeon Richter (the “Field Offer Notice”). If, within *** after its receipt of the Field Offer Notice, Gedeon Richter indicates by written notice an interest in licensing such rights, Palatin will negotiate with Gedeon Richter, for a period of up to ***, a mutually acceptable term sheet for such license. If the parties are not able to reach agreement on and do not execute a term sheet with respect to the foregoing rights within such *** period, Palatin shall be free to continue with the Commercialization of the Product in the field of use in the territory described in the Field Offer Notice without further obligation to Gedeon Richter.

2.5.2 If Palatin determines to license rights to the Product to a Third Party for purposes of Commercializing the Product in the Field in any country identified on Exhibit IV, then Palatin shall provide written notice of the same to Gedeon Richter (the “Territory Offer Notice”). If, within *** after its receipt of the Territory Offer Notice, Gedeon Richter indicates by written notice an interest in licensing such rights, Palatin will negotiate with Gedeon Richter, for a period of up to ***, a mutually acceptable term sheet for such license. If the parties are not able to reach agreement on and do not execute a term sheet with respect to the foregoing rights within such *** period, Palatin shall be free to continue with the Commercialization of the Product in the Field in the territory described in the Territory Offer Notice without further obligation to Gedeon Richter.

3.	JOINT STEERING COMMITTEE

3.1 Formation of the Joint Steering Committee. As soon as reasonably practicable after the Effective Date, but not later than ***, the Parties shall establish a joint steering committee (the “Joint Steering Committee”). Each Party shall appoint two (or more if the Parties so agree) appropriately qualified employees of appropriate seniority to serve as its representatives on the Joint Steering Committee. Each Party may replace its Joint Steering Committee representatives with appropriately qualified employees of appropriate seniority at any time and from time to time upon written notice to the other Party. The initial chairperson of the Joint Steering Committee shall be appointed by Palatin, and thereafter the right to appoint the chairperson shall alternate on a meeting by meeting basis between Palatin and Gedeon Richter.

3.2 Meetings of the Joint Steering Committee. Meetings of the Joint Steering Committee shall be held *** or more frequently as requested by either Party to maintain the progress of the Development and the registration procedure. After the completion of the Development and registration procedure in the Territory, meetings shall be held *** but may be called by either Party with not less than ten (10) Business Days’ notice to the other, unless such notice is waived. The Joint Steering Committee may hold meetings in person or by teleconference or videoconference. The chairperson shall be responsible for calling meetings of the Joint Steering Committee and, after seeking input from the other members of the Joint Steering Committee, setting the agenda for meetings and circulating the agenda to other members of the Joint Steering Committee at least five (5) Business Days prior to the applicable meeting. The agenda for meetings will include all items requested by members of the Joint Steering Committee. The chairperson shall insure the orderly conduct of meetings and distribute written minutes of the meetings within five (5) Business Days following each meeting. The chairperson shall provide all Joint Steering Committee members an opportunity to review and comment on the minutes before such minutes are filed as final records of the Joint Steering Committee. Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the Joint Steering Committee. Each Party shall bear all the expenses of its representatives on the Joint Steering Committee. Except as set forth in this Section 3.2, the chairperson of the Joint Steering Committee will not have any greater power or authority than any other member of the Joint Steering Committee.

3.3 Functions of the Joint Steering Committee. The Joint Steering Committee shall oversee and direct the development, regulatory and commercialization strategy in the Territory with respect to the Development, obtaining Regulatory Approval and Commercialization of the Product in the Field, and shall coordinate communications among the Parties and the exchange of information concerning the progress of the Development of the Product and the Parties involvement in post-Development activities. The Joint Steering Committee’s responsibilities shall include:

(a)           receiving and reviewing reports and other information from the Parties with regard to Development and Commercialization activities and coordinating the exchange of CMC, clinical and nonclinical data, including, where appropriate, raw data from studies carried out by or on behalf of the Parties;

(b)           reviewing and evaluating progress under the Gedeon Richter Development Plan and the Palatin Development Plan;

(c)           deciding on the performance of an additional Pivotal Study to be performed in accordance with the provisions of Section 4.1.2(b);

(d)           reviewing and approving amendments to the Gedeon Richter Development Plan and the Palatin Development Plan;

(e)           monitoring the progress of studies and approving additional studies, including drug-drug interaction studies and other ancillary studies;

(f)           reviewing and approving Marketing Authorization Application(s) and Major regulatory submissions in the Territory relating to the Product and as otherwise provided in this Agreement with respect to regulatory submissions to the FDA;

(g)           establishing procedures regarding the collection, sharing and reporting of adverse event information relating to the Product; and

(h)           reviewing and approving the Commercialization Plan and all amendments thereto.

3.4 Reporting to the Joint Steering Committee. Each Party shall regularly inform the other Party about the actual status of its development activities with respect to the Product in the Field during the Joint Steering Committee meetings or upon the other Party’s request by providing the Joint Steering Committee with all necessary reports in connection with its Development activities within a reasonable time, but no later than *** following such request. Gedeon Richter shall regularly inform Palatin about the actual status of the Commercialization efforts during the Joint Steering Committee meetings or upon Palatin’s request by providing the Joint Steering Committee with all necessary reports in connection with the Commercialization activities within a reasonable time, but not later than *** following such request.

3.5 Decisions of the Joint Steering Committee. The Joint Steering Committee shall act by consensus. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. The Joint Steering Committee shall strive to seek consensus in its actions and decision making process. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the Joint Steering Committee, the Joint Steering Committee is unable after a period of *** to reach consensus on such matter, then either Party may refer such matter to the Parties’ respective Chief Executive Officers for good faith negotiation and resolution in accordance with Section 15.2.1; provided, however, that the Parties acknowledge and agree that (a) the purpose of the Joint Steering Committee is to facilitate the efficient Development and Commercialization of Products and (b) if either Party reasonably believes that delays caused by the foregoing resolution process would hinder or delay any Development or Commercialization activities under the Gedeon Richter Development Plan, Commercialization Plan or Palatin Development Plan or that have been committed to a Competent Authority or the FDA by a particular date, then the Parties shall reduce such time periods (including the time period contemplated by Section 15.2.1) as reasonably necessary to prevent such hindrance or delay. If the Chief Executive Officers are not able to resolve such matter within *** pursuant to Section 15.2.1 or, if applicable, the reduced period, then Gedeon Richter has the decisive vote regarding *** and Palatin has the decisive vote regarding ***. Notwithstanding the immediately preceding sentence, if the Joint Steering Committee is unable to reach consensus with respect to any matter pertaining to safety or labeling of the Product (a “Disputed Matter”) and a Party (the “Invoking Party”) believes in good faith that the course of action proposed by the other Party is reasonably likely to have a material adverse effect on the Invoking Party’s rights hereunder, such Invoking Party may invoke the provisions of Section 15.2 for purposes of resolving the Disputed Matter.

3.6 Subcommittees. From time to time, the Joint Steering Committee may establish subcommittees to oversee particular projects or activities within the scope of the authority of the Joint Steering Committee, as it deems necessary or advisable. Each subcommittee shall consist of such number of representatives of each Party as the Joint Steering Committee determines is appropriate from time to time and shall meet with such frequency as the Joint Steering Committee shall determine.

3.7 Alliance Manager. Each Party shall designate an alliance manager, who shall be responsible for the day-to-day coordination of the collaboration between the Parties and shall facilitate communication between the Parties. The Alliance Manager may but need not be one of the designated members of the Joint Steering Committee.

3.8 Limitation on Joint Steering Committee Authority. Notwithstanding the creation of the Joint Steering Committee, each Party to this Agreement shall retain the rights, powers and discretions granted to it hereunder, and the Joint Steering Committee shall not be delegated or vested with any such rights, powers or discretion unless such delegation or vesting is expressly provided for herein or the Parties expressly so agree in writing. The Joint Steering Committee shall not have the power to amend or modify this Agreement.

4.	DEVELOPMENT AND REGULATORY

4.1 Development and Regulatory Activities.

4.1.1 Development and Regulatory Activities by Gedeon Richter.

(a) Except as set forth in Section 4.1.2, Gedeon Richter shall use Commercially Reasonable Efforts to execute the Gedeon Richter Development Plan and obtain and maintain Regulatory Approval of the Product in the Territory. Gedeon Richter shall be responsible for the conduct of activities performed pursuant to the Gedeon Richter Development Plan. Without limiting the foregoing, Gedeon Richter shall ***, and *** shall occur no later than ***, with Initiation of the Pivotal Study as soon after such submission as is consistent with Commercially Reasonable Efforts. Gedeon Richter shall provide the protocol of each of its Clinical Studies and, until the completion of the Development and registration procedure in the Territory, copies of each Major regulatory submission to the Joint Steering Committee and (a) prior to commencing any such Clinical Study, allow Palatin (through its representatives on the Joint Steering Committee) to review and comment on the protocol with respect to its suitability for use in obtaining regulatory approval by the FDA, and (b) prior to submitting any such Major regulatory submission, allow Palatin (through its representatives on the Joint Steering Committee) to review and comment on the Major regulatory submission with respect to its general content and any inconsistencies with regulatory submissions outside the Territory. Palatin may review and comment on such protocols and Major regulatory submissions during the *** period after its receipt of the applicable protocol or Major regulatory submission, and Gedeon Richter shall consider in good faith any comments thereto provided by Palatin within such period; provided, however, that the Joint Steering Committee shall have the right to make all final decisions with respect to such protocols and Major regulatory submissions in the Territory. For the avoidance of doubt, the Parties agree that if approved by the Joint Steering Committee, Gedeon Richter may perform some or all of the Gedeon Richter Development Plan outside Territory.

(b) The direct Third Party costs of the Gedeon Richter Development Plan, currently estimated at ***, will be reviewed by the Joint Steering Committee at least twice annually, with the Joint Steering Committee determining the total projected Third Party costs of the Gedeon Richter Development Plan. Until such time as ***, *** shall pay Third Party costs as they are incurred until *** has paid *** of the then currently estimated direct Third Party costs of the Gedeon Richter Development Plan, and *** shall pay Third Party costs as they are incurred until *** has paid *** of the then currently estimated direct Third Party costs. Upon the conclusion of the Gedeon Richter Development Plan, and at the discretion of the Joint Steering Committee at any review of Third Party costs of the Gedeon Richter Development Plan, the Joint Steering Committee may require that either party make additional Third Party cost payments, or make reimbursement payments to the other Party, with the objective that Palatin shall pay ***, and Gedeon Richter shall pay ***. Any Third Party costs to be reimbursed by one Party to the other Party shall be paid within thirty (30) days after the receipt of the relevant invoice issued after such Third Party costs are incurred, together with appropriate supporting documentation.

4.1.2 Development and Regulatory Activities By Palatin.

(a) Palatin, at its own cost, shall use Commercially Reasonable Efforts  to execute the Palatin Development Plan, including the Clinical Studies specified therein or as may be amended in accordance with the provisions of this Agreement, and obtain and maintain approvals, product and/or establishment licenses, registrations or authorizations of the FDA, necessary for the commercial manufacture, use, storage, import, export, transport, commercialization or sale of the Product in the Field in the United States. Palatin shall provide the protocol of all such Clinical Studies, including the Pivotal Studies, and, until the completion of the Development and registration procedure in the Territory and in the United States, copies of each regulatory submission necessary to obtain regulatory approval by the FDA, to the Joint Steering Committee and (a) prior to commencing any such Clinical Study or Pivotal Study, allow Gedeon Richter (through its representatives on the Joint Steering Committee) to review and comment on the protocol with respect to its suitability for use in obtaining Regulatory Approval by the Competent Authorities, and (b) prior to submitting any such regulatory submission, allow Gedeon Richter (through its representatives on the Joint Steering Committee) to review and comment on the regulatory submission with respect to its general content and any inconsistencies with Major regulatory submissions in the Territory. Gedeon Richter may review and comment on such protocols and regulatory submissions during the *** period after its receipt of the applicable protocol or regulatory submission, and Palatin shall consider in good faith any comments thereto provided by Gedeon Richter within such period; provided, however, that Palatin shall have the right to make all final decisions with respect to such protocol. For the avoidance of doubt, the cost of *** shall be ***. The Parties anticipate that ***.

(b) If, in connection with Gedeon Richter’s efforts to obtain Regulatory Approval of the Product by the Competent Authorities, Gedeon Richter, using Commercially Reasonable Efforts, completes *** which has met its primary endpoints, and (i) the EMA or the reference member state (RMS) does not grant Marketing Authorization based on the above *** and the *** or (ii) the Joint Steering Committee decides that *** is necessary for Gedeon Richter to obtain the Regulatory Approval in Territory, then *** such ***, which *** will be conducted by *** in the United States or the EU, at Gedeon Richter’s option. *** shall provide the protocol of such *** to the Joint Steering Committee and, prior to commencing such ***, allow *** (through its representatives on the Joint Steering Committee) to review and comment on the protocol with respect to its suitability for use in obtaining Regulatory Approval by the Competent Authorities or regulatory approval by the FDA. *** may review and comment on such protocol during the *** period after its receipt of the protocol, and *** shall consider in good faith any comments thereto provided by *** within such period; provided, however, that the Joint Steering Committee shall have the right to make all final decisions with respect to such protocol. ***.

(c) If the Initiation of at least one Pivotal Study contemplated by Section 4.1.2(a) does not occur on or before December 31, 2014  then, as Gedeon Richter’s sole remedy:

(i) Gedeon Richter may by written notice to Palatin terminate this Agreement. If Gedeon Richter terminates this Agreement pursuant to this Section 4.1.2(c)(i), then (A) the License shall immediately terminate, (B) Gedeon Richter shall, within  thirty (30) days  following the effective date of the termination, return to Palatin all Palatin Know-How and, at Palatin’s option, transfer, assign, convey and deliver to Palatin all Gedeon Richter Know-How, and (C) Palatin shall, within  ninety (90) days  after Gedeon Richter fulfills its obligations pursuant to Section 4.1.2(c)(i)(B), reimburse Gedeon Richter  3,750,000 EUR  (representing 50% of the sum of the  Upfront Payment  and the option fee paid pursuant to that certain Option to Negotiate an Exclusive License, dated ***, between Palatin and Gedeon Richter, as amended). Palatin shall reimburse Gedeon Richter for all reasonable out-of-pocket costs actually incurred by Gedeon Richter in connection with the transfer, assignment, conveyance and delivery of the Gedeon Richter Know How pursuant to Section 4.2.1(c)(1)(B); or

(ii) Gedeon Richter may elect to maintain its License, provided that ***.

(d) Palatin undertakes to perform all CMC Development activities, including the necessary technical design and Development of the relevant autoinjector, necessary for Gedeon Richter to obtain and maintain the Regulatory Approval of the Product in the Territory; provided, however that if Gedeon Richter assumes responsibility for conducting manufacturing activities pursuant to Section 6.3, then Gedeon Richter shall also assume responsibility for CMC Development activities to the extent relating thereto.

(e) Upon Gedeon Richter’s request and if available at Palatin, Palatin shall transfer the relevant analytical methods necessary for the performance of the Gedeon Richter Development Plan, to Gedeon Richter, free of charge.

4.1.3 Further Development Activities. The Parties, through the Joint Steering Committee, shall negotiate in good faith to amend the Gedeon Richter Development Plan and the Palatin Development Plan from time to time for the conduct of additional development activities. Should a Party desire to conduct further development studies for the Product, including, without limitation, post-marketing studies, the Parties shall discuss the possible conduct of such development activities. Each Party shall obtain the Joint Steering Committee’s consent before conducting such further development studies for the Product, such consent not to be unreasonably withheld. Unless otherwise agreed, and except to the extent that such further development studies are included in the Gedeon Richter Development Plan and to be paid, in part, by Palatin pursuant to Section 4.1.1(b), *** shall *** costs in connection with such further development studies. Notwithstanding the foregoing, the Parties agree that in the case of any preclinical or clinical study (including the post-marketing studies) imposed or requested by the Competent Authority (in the case of Gedeon Richter) or FDA (in the case of Palatin), each Party shall be free to perform, at its own cost, such study without the Joint Steering Committee’s consent.

4.1.4 Material Transfer. To facilitate the Development activities hereunder, either Party may provide to the other Party certain biological materials, chemical compounds such as the active pharmaceutical ingredient or its formulated forms, development and regulatory materials or any other materials necessary for obtaining Regulatory Approval in the Territory, owned by or licensed by a Third Party to the supplying Party for use by the other Party in furtherance of such Development activities (such materials or compounds provided hereunder are referred to, collectively, as “Materials”), provided that any licensed Materials may only be provided as permitted under the relevant license agreement. Except as otherwise provided under this Agreement, all such Materials delivered to the other Party shall remain the sole property of the supplying Party, shall be used in furtherance of the Development activities and solely under the control of the other Party (or its Affiliates), shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and shall not be used in research or testing involving human subjects, unless expressly agreed. The Materials supplied under this Section 4.1.4 are supplied “as is” and must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known.

4.2 Specific Regulatory Responsibilities.

4.2.1 Gedeon Richter’s Responsibilities. Gedeon Richter or its designated representatives or its Sublicensee(s) will be the applicant and the holder of the marketing authorization in all countries in the Territory, and Gedeon Richter will be the responsible Party to submit the Marketing Authorization Application and shall use Commercially Reasonable Efforts to carry out the registration procedures necessary to obtain Regulatory Approvals in the Territory. Subject to Section 4.1.1 and the approval of the Joint Steering Committee, ***. During the term of this Agreement, Gedeon Richter shall, at its own cost, execute all updates of the Dossier. Gedeon Richter shall notify Palatin of any necessary update to the Dossier promptly after becoming aware of the need for such update. Nothing in this Section 4.2.1 is intended to limit Gedeon Richter’s obligations under Section 4.1.1 with respect to obtaining and maintaining Regulatory Approval of the Product in the Territory or Gedeon Richter’s obligations under Section 4.3.3 with respect to the exchange of information relating to its Development and regulatory activities under this Agreement.

4.2.2 Palatin’s Responsibilities. Palatin will be the responsible Party for submitting, or causing to be submitted, the NDA and shall use Commercially Reasonable  Efforts to obtain regulatory approval by the FDA. To the extent such information is in Palatin’s possession or under its control on the Effective Date or will be in Palatin’s possession after the Effective Date, and subject to Section 4.1.2 and any applicable contractual obligations requiring confidentiality, Palatin shall, at its own cost, be responsible for (a) preparing and providing Gedeon Richter with the necessary administrative, pre-clinical, clinical and CMC part of the Dossier in accordance with the prevailing European Union Guidelines (“Notice to Applicants”) to support, to obtain and to maintain the Regulatory Approvals for the Product in the Field in the Territory, including the full eCTD and any other relevant data, information, results, reports and databases in any format, (b) within *** after Gedeon Richter’s written request, providing any additional Information, samples and supporting documentation that is required for obtaining the Regulatory Approval(s) and price approvals in the Territory. In addition, upon Palatin submitting a U.S. NDA Data Package to the FDA, Palatin shall provide the U.S. NDA Data Package to Gedeon Richter within *** after the U.S. NDA submission, which is anticipated to be no later than ***. Upon Gedeon Richter’s request, Palatin shall use Commercially Reasonable Efforts to assist Gedeon Richter in answering any questions raised by the Competent Authorities in connection with Gedeon Richter’s efforts to obtain and maintain the Regulatory Approvals. Palatin shall provide reasonable assistance to Gedeon Richter in connection with the preparation and finalization of the Dossier. Palatin shall notify Gedeon Richter of any necessary update to the Dossier promptly after becoming aware of the need for such update and shall cooperate with Gedeon Richter and timely provide to Gedeon Richter any available information necessary to implement any required changes to the Dossier. Nothing in this Section 4.2.2 is intended to limit Palatin’s obligations under Section 4.3.3 with respect to the exchange of information relating to its development activities under this Agreement.

4.3 Conduct of Development and Regulatory Activities.

4.3.1 Compliance with the Gedeon Richter Development Plan, the Palatin Development Plan and Applicable Laws. All Development and regulatory activities in connection with the clinical development programs conducted to obtain and maintain Regulatory Approval for the Product in the Territory shall be conducted by and on behalf of Gedeon Richter in accordance with the Gedeon Richter Development Plan and the other provisions of this Agreement, and by and on behalf of Palatin in accordance with the Palatin Development Plan and the other provisions of this Agreement. Each Party shall conduct those activities for which it is the responsible Party under the Gedeon Richter Development Plan or Palatin Development Plan and the other provisions of this Agreement, as applicable, in compliance in all material respects with all applicable laws and in accordance with GLP and GCP and GVP (when applicable) under the applicable laws of the country in which such activities are conducted.

4.3.2 Diligence. Gedeon Richter shall use Commercially Reasonable Efforts to conduct and complete the studies and activities assigned to it in the Gedeon Richter Development Plan and the other provisions of this Agreement in order to achieve the goals of the Gedeon Richter Development Plan in accordance with the timelines  accepted by the Joint Committee. Palatin shall use Commercially Reasonable Efforts to conduct and complete the studies and activities assigned to it in the Palatin Development Plan and the other provisions of this Agreement in order to achieve the goals of the Palatin Development Plan in accordance with the timelines  accepted by the Joint Committee.

4.3.3 Information Regarding Development Activities. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of such Party in the performance of its development activities under this Agreement. Each Party shall keep the Joint Steering Committee appropriately informed of the status of its clinical development program and other activities conducted under the Gedeon Richter Development Plan, the Palatin Development Plan and the other provisions of this Agreement, as applicable, and its other development activities with respect to the Product in the Field. Without limiting the foregoing, each Party shall, on a *** basis (or, if sooner, promptly upon request by the Joint Steering Committee), provide the Joint Steering Committee with summaries of data and results and all supporting data and results generated or obtained in the course of such Party’s performance of studies and activities under the Gedeon Richter Development Plan and the Palatin Development Plan, and the other provisions of this Agreement, as applicable. Each Party shares any Information with the other Party on request. Upon reasonable prior written notice, each Party shall have the right to inspect records and notebooks reflecting the work done and results achieved by or on behalf of the other Party in the performance of its development activities with respect to the Product in the Field pursuant to either the Gedeon Richter Development Plan or the Palatin Development Plan and the other provisions of this Agreement, as applicable. The Parties may use information exchanged pursuant to this Section 4.3.3 for any purpose in connection with the Development and Commercialization of Products in the Field in the Territory (in the case of Gedeon Richter) and outside the Field in the Territory and outside the Territory (in the case of Palatin).

4.4 Pharmacovigilance and Risk Management. The Parties shall handle safety information, including adverse events occurring or having occurred in connection with the use of the Product, in accordance with applicable laws and the requirements of GVP, the Competent Authorities, the FDA and other relevant regulatory authorities, as applicable. The Parties shall exchange all relevant safety information, including information concerning adverse events occurring or having occurred in connection with the use of the Product and information obtained from any kind of investigation for reporting purposes such as, for non-limiting example, periodic safety reports. No later than *** before the projected launch of the Product in the first country of the Territory, the Parties shall execute a separate agreement relating to safety matters and defining the pharmacovigilance and risk management obligations of the Parties (including, but not limited to, procedures for the exchange of safety information and the roles and responsibilities of the Parties in connection with the maintenance of a global safety database for the Product). In the absence of such separate agreement, either Party may at any time and from time to time refer material safety matters to the Joint Steering Committee for consideration and resolution.

4.5 Regulatory Communications. Both Parties shall timely inform the Joint Steering Committee of all of their scheduled meetings with the Competent Authorities (in the case of Gedeon Richter) and the FDA (in the case of Palatin) and provide the Joint Steering Committee with summaries of such meeting with the Competent Authorities or FDA promptly after each meeting. In addition, the Parties shall promptly provide the Joint Steering Committee with copies of all written communications and a summary of material oral discussions with the Competent Authorities (in the case of Gedeon Richter) and the FDA (in the case of Palatin) with respect to the Product. In addition to the information required to be provided to the Joint Steering Committee in other provisions of this Agreement, both Parties shall timely provide the Joint Steering Committee with summaries of any of their communications and correspondence with the Competent Authorities, FDA or other applicable regulatory authorities in the Territory or outside the Territory with respect to the Product. The Parties may use information exchanged pursuant to this Section 4.5 for any purpose in connection with the Development and Commercialization of Products in the Field in the Territory (in the case of Gedeon Richter) and outside the Field in the Territory and outside the Territory (in the case of Palatin).

4.6 Regulatory Costs. All costs to be incurred in connection with the registration of the Product (including but not limited to filing fees, registration costs, storage and transportation costs and other out-of pocket costs relating to the receipt of all regulatory and marketing approvals) in the Territory will be borne by ***. In the event such costs are initially incurred at *** due to any reason, *** will reimburse them in the same currency as it was paid by *** no later than *** from the receipt of *** respective invoice. *** shall attach to its invoice(s) all available supportive documents.

5.	COMMERCIALIZATION

5.1 Commercialization of the Product. The Parties agree that Gedeon Richter or its Sublicensee(s) will exclusively Commercialize the Product in the Territory under Gedeon Richter’s commercial name and trademark. Gedeon Richter will use Commercially Reasonable Efforts to launch the Product within the shortest period of time in *** after obtaining the Regulatory Approval, and in any event will launch the Product in *** no later than *** after the receipt of the Regulatory Approval and price approval or price reimbursement (if applicable) in the respective country.

5.2 Commercialization Plan. Within *** after the initial regulatory filing in, or otherwise applicable to, any of the ***, Gedeon Richter shall prepare a commercialization plan for *** outlining its proposed premarketing and marketing activities, including anticipated investments, and expected sales levels relating to Product (the “Commercialization Plan”). The Commercialization Plan will be reviewed and approved by the Joint Steering Committee.

5.3 Diligence. Gedeon Richter agrees to use Commercially Reasonable Efforts to diligently Commercialize the Product in the Field in the Territory and obtain such approvals as may be necessary for the sale of the Product. Gedeon Richter’s efforts shall be comparable to those efforts Gedeon Richter makes with respect to its other products of market potential, stage of development and patent protection.

6.	SUPPLY FOR DEVELOPMENT AND COMMERCIAL SUPPLY

6.1 Subject to the terms of this Agreement, during the term of this Agreement and until Palatin supplies Product under the Supply Agreement for Development and Commercial Supply Agreement, Palatin shall manufacture in accordance with GMP and supply the Investigational Product and if necessary the relevant placebo product or the active pharmaceutical ingredient of the Product for use by Gedeon Richter in connection with the research and Development of the Product in the Field in the Territory in accordance with the Gedeon Richter Development Plan and to carry out all activities necessary for obtaining and maintaining the Regulatory Approval. Palatin shall, by itself or through its Third Party contract manufacturers, supply to Gedeon Richter (or its Affiliates or Sublicensees) all quantities of Investigational Product (packaged or prepackaged) required by Gedeon Richter (or its Affiliates or Sublicensees) for the Development of the Product in the Field in the Territory. All Product supplied to Gedeon Richter pursuant to this Article 6 shall be manufactured in accordance with GMP and used exclusively for conducting the studies and activities specified in the Gedeon Richter Development Plan. The price of such Investigational Product shall be ***. Palatin shall issue the relevant invoice for such payment which shall be paid by Gedeon Richter no later than *** from the receipt of Palatin’s respective invoice. Palatin shall attach to its invoice(s) appropriate supporting documentation.

6.2 The Parties agree to execute a separate supply agreement for the supply of the Investigational Product or any material necessary for the Development of the Product in the Field in the Territory (the “Supply Agreement for Development”). All other supply, including commercial supply, of the Product shall be as set forth in a separate commercial supply agreement (the “Commercial Supply Agreement”).

6.3 The Commercial Supply Agreement shall provide, inter alia, that if Palatin determines to retain a Third Party, other than the Third Parties specified in Exhibit VII hereto or any Third Party retained by Palatin to provide an alternative source supplier for the Third Parties specified in Exhibit VII, for the purpose of manufacturing the Product for distribution in the Field in the Territory, then Palatin shall provide written notice of the same to Gedeon Richter (the “Manufacture Offer Notice”). If, within *** after its receipt of the Manufacture Offer Notice, Gedeon Richter indicates by written notice ***, a mutually acceptable term sheet for amending or revising the Commercial Supply Agreement to provide for ***. If the Parties are not able to reach agreement on and do not execute a term sheet with respect to the *** within such *** period, Palatin shall be free to *** without further obligation to Gedeon Richter.

7.	UPFRONT AND MILESTONE PAYMENTS

7.1 Within *** following the receipt of the relevant invoice issued by Palatin on the Effective Date of this Agreement, Gedeon Richter shall pay to Palatin 6,730,771 EUR (six million seven hundred and thirty thousand seven hundred and seventy-one euros) (the “Upfront Payment”).

7.2 During the term of this Agreement, Gedeon Richter shall pay to Palatin the following milestone payments:

Milestones	Milestone Payments:
Upon Initiation of first Phase III Study or Pivotal Study by Palatin pursuant to Section 4.1.2(a)	2,500,000 EUR (two million five hundred thousand euros)
Upon ***	***
Upon ***	An amount equal to ***
Upon ***	For each ***, an amount *** equal to ***
Upon the end of the first such year of Commercialization of the Product during which the aggregate Net Sales (from inception of Commercialization) exceed ***.  This is a one-time, sales-related milestone based on cumulative Net Sales.
An amount equal to ***
Upon the end of the first such year of Commercialization of the Product during which the aggregate Net Sales (from inception of Commercialization) exceed ***.  This is a one-time, sales-related milestone based on cumulative Net Sales.
An amount equal to ***
Upon the end of the first such year of Commercialization of the Product during which the Net Sales exceed *** for the first time in a single year. This is a one-time, sales-related milestone payment based on annual Net Sales.
***
Upon the end of the first such year of Commercialization of the Product during which the Net Sales exceed *** for the first time in a single year. This is a one-time, sales-related milestone payment based on annual Net Sales.
***
Upon the end of the first such year of Commercialization of the Product during which the Net Sales exceed *** for the first time in a single year. This is a one-time, sales-related milestone payment based on annual Net Sales.
***
Upon the end of the first such year of Commercialization of the Product during which the Net Sales exceed *** for the first time in a single year. This is a one-time, sales-related milestone payment based on annual Net Sales.
***
Total	***

8.	ROYALTIES

8.1 Royalty on Net Sales. On a ***, Gedeon Richter shall pay to Palatin royalties on the Net Sales of Product in each country in the Territory ***:

(i)	***;

(ii)	the date that is the *** of the Effective Date; and

(iii)	the date that is the *** of the First Commercial Sale.

8.2 Royalty Rate. The royalty rate payable by Gedeon Richter on Net Sales of the Product in the Territory by Gedeon Richter, its Affiliates and its Sublicensees shall be ***.  Sales between Gedeon Richter, its Affiliates and its Sublicensees shall not be counted as Net Sales for purposes of calculating the royalties payable hereunder.

In case the Joint Steering Committee decides that ***, then the royalty rate payable to Palatin according to this section shall be *** percent (***%) instead of *** percent (***%) for the remaining term of this Agreement.

8.3 Royalty Rate Reduction. Royalty rates with regard to the Product will be reduced by *** percent (*** %), on a ***, should any Third Party market in any country in the Territory during the term of this Agreement generic product(s) that are directly competitive with the Product if and for so long as (a) such generic product(s) has in such country an approved public price at least *** percent (***%) less than the public price of the Product and (b) sales of such generic product(s) in such country constitute in the immediately preceding *** period *** percent (***%) of the Product’s market share in volume as evidenced by IMS data provided by Gedeon Richter. The reduced royalty rates will apply to Net Sales of the Product in the applicable country effective as of the first day of the next calendar quarter after Gedeon Richter provides written notice of the royalty rate reduction to Palatin and supporting documentation reasonably satisfactory to Palatin demonstrating that the conditions described in this Section 8.3 have been satisfied.

8.4 Royalties Payable to Third Parties. If there are any royalties to be paid by Palatin to any Third Party licensors, Palatin shall be liable for the payment of such royalties, and Palatin’s payment of such royalties shall not affect the amounts otherwise due or payable by Gedeon Richter hereunder.

9.	PAYMENTS

9.1 Royalty Reports and Payments. Gedeon Richter shall make royalty payments to Palatin on a quarterly basis within *** after the end of each calendar quarter in which Net Sales occurred. A report summarizing the Net Sales of each Product during the relevant quarter on a country-by-country basis shall be delivered to Palatin within *** following the end of each calendar quarter for which royalties are due.

9.2 Milestone Payments. Gedeon Richter will make milestone payments to Palatin within *** after the receipt of the relevant invoice of Palatin issued after the respective milestone has been reached.

9.3 Payments Interest. Any payments due under this Agreement shall be due on such date as specified in this Agreement and, in the event such date is not a Business Day, then the next succeeding Business Day. Based on any failure of Gedeon Richter to make a payment within *** after the due date, Gedeon Richter shall pay computed interest (the interest period commences on the due date and ends on the payment date) to Palatin at a rate per annum equal to the EUR LIBOR or USD LIBOR, as the case may be (according to the underlying payment due), for one month quoted on the due date by the European Central Bank plus a premium of *** percent (***%). The interest rate shall be adjusted monthly and interest shall be compounded monthly in arrears. In addition, interest shall be computed on the basis of a 360 day year actual days elapsed, and shall be due and payable on the tender of the underlying principal payment.

9.4 Taxes. If laws or regulations require that taxes be withheld, Gedeon Richter will (a) deduct those taxes from the remittable payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Palatin within thirty (30) days of receipt of confirmation of payment from the relevant taxing authority. Gedeon Richter agrees to make all lawful and reasonable efforts to minimize such taxes to Palatin. If Gedeon Richter is so required then Palatin and Gedeon Richter shall co-operate in all respects and take all reasonable steps to lawfully avoid the making of any such deductions.

9.5 Calculation of Royalties and Sales-Related Milestone Payments. Gedeon Richter will calculate Net Sales on a monthly basis based on the aggregate Net Sales in all countries in the Territory ***. The conversion of Net Sales that occur in currencies other than HUF will be made by ***, as approved by Gedeon Richter’s principal auditor, consistently applied. For purposes of calculating the amount of royalties payable pursuant to Article 8 and determining whether sales-related milestones have been achieved, Net Sales, ***; provided, however, ***.

9.6 Payment Currency. All payments made pursuant to this Agreement, including the Upfront Payment, Milestone Payments and all royalties payable pursuant to Article 8, will be paid to Palatin in EUR. All payments shall be paid by wire transfer of immediately available funds to an account at a commercial bank designated by Palatin at least ten (10) Business Days before payment is due.

9.7 Records of Revenues and Expenses.

9.7.1 Gedeon Richter shall maintain complete and accurate records which are relevant to the revenues on a country-by-country basis under this Agreement, and such records shall be open during reasonable business hours for a period of *** from creation of individual records for examination at Palatin’s expense and not more often than *** by a certified public accountant selected by Palatin or Palatin’s internal accountants, unless Gedeon Richter objects to the use of such internal accountants, for the sole purpose of verifying for Palatin the correctness of calculations and classifications of such revenues under this Agreement. Palatin shall bear its own costs related to such audit; provided, that for any underpayments greater than *** percent (***%) by Gedeon Richter, Gedeon Richter shall pay Palatin the amount of underpayment, interest as provided for in Section 9.3 from the time the amount was due and Palatin’s out-of-pocket expenses. For any underpayments less than *** percent (***%) by Gedeon Richter found under this Section 9.7.1, Gedeon Richter shall pay Palatin the amount of such underpayment. If Gedeon Richter shall pay any underpayment even it is over *** percent (*** %) before such examination to be made by Palatin, no interest or no other payments will be made consequently. Any overpayments by Gedeon Richter will, at Palatin’s option, be refunded to Gedeon Richter or credited to future royalties. Any records or accounting information received from Gedeon Richter shall be confidential information for purposes of Section 10.1. Results of any such audit shall be provided to both Parties and shall be confidential information for purposes of Section 10.1.

9.7.2 If there is a dispute between the Parties following any audit performed pursuant to Section 9.7.1, either Party may refer the issue (an “Audit Disagreement”) to an independent certified public accountant for resolution. In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures:  (a) the Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section 9.7.2; (b) within thirty (30) Business Days of the giving of such notice, the Parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement; (c) the Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) Business Days of the selection of such independent expert; (d) the independent expert shall render a decision on the matter as soon as practicable; (e) the decision of the independent expert shall be final and binding unless such Audit Disagreement involves alleged fraud, breach of this Agreement or construction or interpretation of any of the terms or conditions hereof; and (f) all fees and expenses of the independent expert, including any Third Party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by each Party in inverse proportion to the disputed amounts awarded to the Party by the independent expert through such decision (e.g., Palatin disputes $100 and the independent expert awards Palatin $60, then Palatin pays forty percent (40%) and Gedeon Richter pays sixty percent (60%) of the independent expert’s costs).

10.	CONFIDENTIALITY

10.1 Confidential Information. Except as expressly provided herein, the Parties agree that, for the term of this Agreement and for *** thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Information furnished to it by the disclosing Party hereto pursuant to this Agreement, except that to the extent that it can be established by the receiving Party by competent proof that such Information:

10.1.1 is or becomes public or available to the general public otherwise than through the act or default of the receiving Party;

10.1.2 is obtained by the receiving Party from a Third Party who is lawfully in possession of such Information and is not subject to an obligation of confidentiality or non-use owed to the disclosing Party or others;

10.1.3 is previously known to the receiving Party prior to disclosure to the receiving Party by the disclosing Party under this Agreement or otherwise, as shown by written evidence, and is not obtained or derived directly or indirectly from Information obtained from the disclosing Party;

10.1.4 is disclosed by the receiving Party pursuant to the requirement of law, provided that the receiving Party has complied with the provisions set forth in Section 10.3; or

10.1.5 is independently developed by the receiving Party without the use of or reliance on any Information provided by the disclosing Party hereunder, as shown by contemporaneous written evidence.

10.2 Public Domain. For the purposes of this Agreement, specific information disclosed as part of the Information shall not be deemed to be in the public domain or in the prior possession of the receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the receiving Party.

10.3 Legal Disclosure. If the receiving Party becomes legally required to disclose any Information provided by the disclosing Party, the receiving Party will give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or other appropriate remedy concerning such disclosure and/or waive compliance with the non-disclosure provision of this Agreement. The receiving Party will reasonably cooperate with the disclosing Party in connection with the disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure or the disclosing Party waives such compliance, the receiving Party will make such disclosure only to the extent that such disclosure is legally required and will use its reasonable efforts to have confidential treatment accorded to the disclosed Information.

10.4 Permitted Use and Disclosures. Each Party hereto may use or disclose Information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in complying with applicable governmental or regulatory regulations or otherwise submitting information to tax or other governmental authorities, conducting preclinical or clinical development, or otherwise exercising its rights hereunder. Provided that, if a Party is required to make any such disclosure of another Party’s confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Information prior to its disclosure (whether through protective orders or otherwise).

10.5 Public Disclosure. Except as otherwise required by law (including regulations promulgated by the US Securities and Exchange Commission) or the rules of Hungary’s Stock Exchange or the NYSE MKT, neither Party shall issue a press release or make any other public disclosure of the terms of this Agreement without the prior approval of the other Party. Each Party shall submit any such press release or public disclosure to the other Party for review and approval prior to public disclosure, which approval shall not be unreasonably withheld. If such other Party does not respond within thirty (30) days after receipt, the press release or public disclosure shall be deemed approved in the form originally proposed. Notwithstanding the foregoing, if a public disclosure is required by law (a “Required Disclosure”), including without limitation in a filing with the US Securities and Exchange Commission or in accordance with the rules of Hungary’s Stock Exchange or the NYSE MKT, the disclosing Party shall provide copies of the Required Disclosure to the non-disclosing Party reasonably in advance of such filing or other disclosure for the non-disclosing Party’s review and comment (but not approval). Each Party shall consider in good faith any comments provided by the other Party with respect to the content of the Required Disclosure, including with respect to the redaction of this Agreement and any other agreement that is to be filed or otherwise publicly disclosed in connection with the Required Disclosure.

10.6 Scientific Publication. In the event that either Party is required or obliged or desires to make any scientific publication in a scientific journal or at the conference in any academic society including Information obtained by itself during the performance of Gedeon Richter Development Plan or Palatin Development Plan and the other provisions of this Agreement, as applicable, such Party shall submit to the other Party the full text of such scientific publication at least thirty (30) working days prior to such submission for review and approval. The Parties shall discuss in good faith whether such publication should be made in consideration of the advantages and disadvantages arising from such publication. For the avoidance of doubt, neither Party shall be allowed to make any publication without the other Party’s consent, which shall not be unreasonable withheld, it being expressly understood that each Party shall at all times be entitled to withhold its consent in the event such Party reasonably considers the relevant publication to prejudice its interests or rights under this Agreement.

10.7 Confidential Terms. Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any Third Party without the consent of the other Party; except that disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors or corporate partners, or to a Party’s accountants, attorneys and other professional advisors.

10.8 Survival. This Article 10 will survive expiry or termination of this Agreement for any reason.

11.	REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

11.1.1 Due Organization. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the state or country of its incorporation (as set forth in the recitals of this Agreement), and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement. Such Party has all requisite corporate power and authorization to own, lease and operate all assets and properties necessary to carry on its business as now being conducted.

11.1.2 Due Execution. The execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders or (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws.

11.1.3 Binding Agreement. This Agreement, when executed and delivered by both Parties, is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof.

11.1.4 Authorization. Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for such Party to grant the rights and licenses granted by such Party under this Agreement, and to otherwise perform such Party’s obligations under this Agreement.

11.1.5 Conflicting  Agreements. The execution, delivery and performance of this Agreement (i) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the certificate or articles of incorporation or bylaws of such Party; (ii) do not conflict with any law applicable to such Party; and (iii) do not conflict with, result in a breach of, constitute a default under, any material agreement binding on Palatin and/or Gedeon Richter or any applicable order, writ, injunction or decree of any regulatory authority to which Palatin and/or Gedeon Richter is a party or by which Palatin and/or Gedeon Richter is bound. Such Party has not previously granted any rights in conflict with or that otherwise interfere with the rights and licenses granted herein. As of the Effective Date there are no existing agreements, options, commitments or rights with, of or to any person or entity to acquire or obtain any rights with respect to such Party’s intellectual property in conflict with the rights and licenses granted herein.

11.1.6 False Statement. Neither such Party, nor any officer or employee of such Party, has knowingly made an untrue statement of a material fact to any regulatory authority with respect to the Product, or has knowingly failed to disclose a material fact required to be disclosed to any regulatory authority with respect to the Product.

11.1.7 Litigation. There is no action pending or, to such Party’s best knowledge, threatened in writing, directly or indirectly involving such Party that would prohibit, hinder, materially delay or otherwise impair its ability to perform its obligations hereunder or otherwise affect the legality, validity or enforceability of this Agreement, or prevent or materially delay the execution of this Agreement.

11.2 Palatin’s Additional Representations and Warranties. Palatin represents and warrants to Gedeon Richter as of the Effective Date as follows:

11.2.1 Title. Palatin owns or controls all right, title and interest in and to the intellectual property rights of Palatin, including the Palatin Know-How and Palatin Patents, to the extent licensed to Gedeon Richter under this Agreement. Palatin has the right to grant to Gedeon Richter all of the licenses and other rights with respect to Palatin’s intellectual property rights granted to Gedeon Richter under this Agreement free and clear of all encumbrances or claims of any kind.

11.2.2 No Conflicts. Palatin has not entered into any agreement or granted any rights with respect to the License that are inconsistent with the rights granted to Gedeon Richter under this Agreement or which would limit or encumber Gedeon Richter’s ability to exercise the rights and licenses granted to Gedeon Richter under this Agreement.

11.2.3 Infringement. To Palatin’s best knowledge, the practice by Gedeon Richter of any right granted herein will not infringe any valid patent.

11.2.4 Maintenance. All application and renewal fees and other steps required for the maintenance or protection of the Palatin Patents in the Territory have been paid on time or taken.

11.2.5 Disputes. There are no claims, challenges, disputes or proceedings, now pending or threatened, with respect to ownership, validity or use of the Palatin Patents in the Field in the Territory.

11.3 Covenants.

11.3.1 Inconsistent Rights. Each Party hereby covenants to the other that during the Term, it will not grant, any rights in conflict with or that would otherwise interfere with the rights and licenses granted herein. Throughout the Term, neither Party shall cause existing agreements, options, commitments or rights with, of or to any person or entity to acquire or obtain any rights with respect to such Party’s intellectual property in conflict with the rights and licenses granted herein.

11.3.2 Compliance with Law. Each Party shall comply, and shall cause its Affiliates, Sublicensees, contractors and consultants to comply, with all applicable laws in performing their respective obligations and exercising their respective rights hereunder.

11.3.3 Competitive Products. Without the prior written consent of Palatin Gedeon Richter shall not engage, directly or indirectly, in ***. For the avoidance of doubt, this does not include ***.

12.	INTELLECTUAL PROPERTY AND OWNERSHIP

12.1 Ownership.

12.1.1 As between the Parties, Palatin shall retain all right, title and interest in and to the Palatin Know-How. Any invention, whether patentable or not, derived from the Palatin Know-How shall be Palatin’s sole property.

12.1.2 As between the Parties, Gedeon Richter shall retain all right, title and interest in and to the Gedeon Richter Know-How. Any invention, whether patentable or not, derived from such Gedeon Richter Know-How shall be Gedeon Richter’s sole property. Gedeon Richter grants to Palatin *** in connection with the Development and Commercialization of Products ***, subject to all terms and conditions of this Agreement.

12.2 Patent Rights.

12.2.1 Patent Prosecution - Palatin Patents. *** shall be responsible, at *** expense, for preparing, filing, prosecuting and maintaining (including conducting any interferences, re-examinations, reissues and oppositions) the Palatin Patents in Territory, by itself or with Third Parties. *** will consult with *** in all matters related to the Palatin Patents that are relevant to the Product in the Field. *** shall implement all requests made by the Joint Steering Committee with regard to the preparation, filing, prosecution and/or maintenance of such Palatin Patents, including any extension of the Patent protection in the Territory. In case of any opposition or nullification procedure initiated by any Third Party in the Territory, *** shall consult with *** and shall take all actions to prevent or terminate such procedure.

12.2.2 Infringement Claims against Gedeon Richter. *** shall give a written notice of any claim or threatened by a Third Party for infringement of such Third Party patents by the Product, or its use in the Field of Use in the Territory (“Patent Infringement Claim”) within *** of the first knowledge of the claim or threatened claim. *** shall have the right to take actions and to defend with respect to such Patent Infringement Claim, provided that *** shall provide all its reasonable assistance to *** in all actions brought against Palatin and/or Gedeon Richter by Third Parties and shall reimburse to *** all costs, expenses liabilities and indemnifications arising from such actions. Neither Party may settle nor otherwise compromise any Patent Infringement Claim nor appeal without the other Party’s written approval, such approval not to be unreasonably withheld or delayed.

12.2.3 Third Party Infringement. Each Party shall promptly report in writing to the other Party during the term of infringement of any of Palatin’s Patents by use or exploitation by Third Party of the Product or any product competitive with the Product. *** has the primary right, at *** expense, to initiate a suit or take any other appropriate action, including compromising or settling any action that involves any Palatin Patent. If *** does not initiate a suit or take any other appropriate action within *** following receipt of notice of an infringement claim, then *** shall have the right, at *** expense, initiate a suit or take any other appropriate action in such country of Territory that it believes reasonably required to protect Palatin’s Patents. In order to enable Gedeon Richter to take protective measures, upon Gedeon Richter’s request, Palatin shall include Gedeon Richter in the patent-roll of the Palatin’s Patent.

13.	INDEMNIFICATION

13.1 Palatin. Palatin shall indemnify, defend and hold harmless Gedeon Richter and its directors, officers, employees and agents (each a “Gedeon Richter Indemnitee”) from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding made or brought by a Third Party against a Gedeon Richter Indemnitee arising from or occurring as a result of (a) the manufacture of any Investigational Product by or on behalf of Palatin, (b) any breach of the representations and warranties set forth in Sections 11.1 and 11.2, and (c) any gross negligence or willful misconduct on the part of Palatin, except to the extent any of the foregoing were caused by the gross negligence or willful misconduct of Gedeon Richter or breach of any term of this Agreement by Gedeon Richter.

13.2 Gedeon Richter. Gedeon Richter shall indemnify, defend and hold harmless Palatin and its directors, officers, employees and agents (each a “Palatin Indemnitee”) from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding made or brought by a Third Party against a Palatin Indemnitee, arising from or occurring as a result of (a) any breach of the representations and warranties set forth in Section 11.1, or (b) any development, testing, importation, use, offer for sale, sale or other distribution of any Product by Gedeon Richter or its Affiliates and Sublicensees, except to the extent caused by the gross negligence or willful misconduct of Palatin or breach of any term of this Agreement by Palatin.

13.3 Procedure. In the event that any Indemnitee intends to claim indemnification under this Article 13 it shall notify the other Party (the “Indemnitor”) in writing of such claim as soon as reasonably practicable after the Indemnitee receives notice of the claim. The Indemnitor shall have the sole right to control the defense of the claim (including the right to settle the claim solely for monetary consideration). The Indemnitee shall cooperate with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this Article 13 and do nothing which would adversely affect such defense or settlement. No settlement with respect to any such claim shall serve to establish liability on the part of any Indemnitee without the express written consent of such Indemnitee. The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the Indemnitor, which the Indemnitor shall not be required to give.

13.4 Limitation of Liability. EXCEPT WITH RESPECT TO DAMAGES AWARDED TO A THIRD PARTY BY A COURT OF COMPETENT JURISDICTION THAT ARE REQUIRED TO BE INDEMNIFIED, AND EXCEPT IN THE CASE OF A BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 10 OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFIT ARISING OUT OF OR RELATED TO THE PERFORMANCE OF THEIR RESPECTIVE RESPONSIBILITIES UNDER THIS AGREEMENT.

13.5 Survival. This Article 13 will survive expiry or termination of this Agreement for any reason.

14.	TERM AND TERMINATION

14.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 14, expire on ***. This Agreement shall expire in its entirety ***.

14.2 Termination for Material Breach.

14.2.1 In the case that one of the Parties believes that the other Party has materially breached the Agreement, the Joint Steering Committee shall be notified and meet as soon as possible in order that the Parties attempt to resolve any dispute as to the existence of any such material breach. Failing a consensus decision by the Joint Steering Committee within *** of receiving the matter for review, it shall then be referred for resolution as set forth in Section 15.2.1. Failing a resolution within *** of receiving the matter for review from the Joint Steering Committee, the non-breaching Party may then proceed to give written notice of termination for material breach.

14.2.2 If pursuant to Section 14.2.1, either Party gives written notice to the other Party of termination for material breach, which notice shall describe such material breach in reasonable detail and whether it has been deemed non-curable or curable by the Joint Steering Committee and the Chief Executive Officers, this Agreement and the rights and options granted herein may be terminated by the non-breaching Party, effective *** after giving written notice to the breaching Party of termination for non-curable breach, *** after giving written notice to the breaching Party of such termination in the case of a curable payment breach, and *** after giving written notice to the breaching Party of such termination in the case of any other curable breach. The foregoing notwithstanding, if any curable material breach is cured within the aforesaid *** or *** period, the notice shall be automatically withdrawn and of no effect.

14.2.3 If Gedeon Richter has the right to terminate this Agreement pursuant to Section 14.2.2 for Palatin’s material breach, Gedeon Richter may elect, by written notice to Palatin, not to terminate this Agreement and instead to retain this Agreement in effect (including, without limitation, with respect to ***), in which case Palatin shall continue to be liable to Gedeon Richter for any uncured material breach, and Gedeon Richter shall be entitled to pursue resolution pursuant to Section 15.2.2. Following a final resolution pursuant to Section 15.2.2 (unless Palatin in writing does not dispute Gedeon Richter’s determination of Palatin’s material breach) of Palatin’s material breach of this Agreement, Gedeon Richter may elect, in lieu of receiving a payment of damages from Palatin, to offset Gedeon Richter’s future payment obligations to Palatin under this Agreement by the amount of damages determined and awarded to Gedeon Richter pursuant to Section 15.2.2 (or agreed to in writing by the Parties). For purposes of the immediately preceding sentence, a final resolution with respect to a dispute relating to intellectual property or a breach of the confidentiality obligations of this Agreement means a final, non-appealable judgment by a court of competent jurisdiction.

14.2.4 Any exercise by the Parties of their rights under Section 14.2.2 may be on a country-by-country basis, in the non-breaching Party’s discretion, in which case such termination shall be partial in nature and shall only apply to the particular country which is the source of the alleged material breach. Furthermore, Palatin shall have the alternative option, in its sole discretion, instead of terminating the Agreement in part or in whole, to convert the exclusive appointment of Gedeon Richter under Article 2 of this Agreement into a non-exclusive appointment, and to apply such non-exclusive status on a country-by-country basis, in the non-breaching Party’s discretion, in which case such non-exclusivity shall only apply to the particular country which is the source of the alleged material breach.

14.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within *** after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within *** thereafter, the other Party may terminate this Agreement effective immediately upon notice of such termination. Upon a termination of this Agreement pursuant to this Section 14.3 as a result of Palatin’s insolvency, Gedeon Richter’s License will be deemed fully paid-up and royalty-free, perpetual and irrevocable and Gedeon Richter shall have the right to retain the Regulatory Approvals.

14.4 Termination for Regulatory Purposes. Gedeon Richter may terminate this Agreement in its entirety or in part, and on a country-by-country basis:  (a) if upon completion of all activities contemplated by the Gedeon Richter Development Plan the results of the Development activities prove to be unsatisfactory to proceed with the registration procedure in the Territory by no fault of Gedeon Richter, and such unsatisfactory results cannot be cured through Commercially Reasonable Efforts of Gedeon Richter, or (b) if the Competent Authorities do not grant Regulatory Approval in the Territory by no fault of Gedeon Richter, or (c) if the Competent Authorities withdraw the Regulatory Approval(s) in any countries of the Territory by no fault of Gedeon Richter or Gedeon Richter voluntary withdraws the Regulatory Approval(s) or the Marketing Authorization Application(s) in any country of the Territory due to serious safety concerns. In the event of a termination pursuant to this Section 14.4, Gedeon Richter shall not be obliged to pay to Palatin the remaining milestone payments.

14.5 Force Majeure Event. If a Party suffers a delay or default in performing any of its respective obligations hereunder because of a force majeure event caused by conditions beyond either Party’s reasonable control which may, but do not necessarily include acts of God, government restrictions (including export and import restrictions), wars, insurrections, labor disturbances, shortages of equipment, fuel or labor, destruction of facilities or materials by fire, earthquake, storm or other casualty, judgment or injunction of any court, epidemic, or failure of public utilities or common carrier (the “Force Majeure Event”), it shall promptly notify the other Party in writing of the reasons for the delay or default and shall use and continue to use Commercially Reasonable Efforts to avoid, remove or mitigate such causes of non-performance. In case a Party does not perform its obligations hereunder for a period of *** as a result of a Force Majeure Event, the other Party shall have the right to terminate this Agreement in its entirety upon providing written notice to the non-performing Party, such termination to be effective *** after such notice if the Force Majeure Event has not theretofore terminated.

14.6 Effects of Termination.

14.6.1 Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to injunctive relief as a remedy for any such breach.

14.6.2 Survival. The rights and obligations set forth in this Agreement shall extend beyond the term or termination of this Agreement only to the extent expressly provided for herein, or to the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or discharge.

14.6.3 License. Upon expiration of this Agreement or termination pursuant to Section 14.2 as a result of Palatin’s material breach or pursuant to Section 14.3 as a result of Palatin’s insolvency, Gedeon Richter’s License will be deemed fully paid-up and royalty-free, perpetual and irrevocable.

14.6.4 Transfer of Know-How to Palatin. Upon a termination of this Agreement pursuant to Section 14.2 as a result of Gedeon Richter’s material breach, pursuant to Section 14.3 as a result of Gedeon Richter’s insolvency, pursuant to Section 14.4 or pursuant to Section 14.5 as a result of a Force Majeure Event preventing performance by Gedeon Richter, (a) Gedeon Richter shall promptly return to Palatin all Palatin Know-How in tangible form and (b) Gedeon Richter shall promptly transfer and assign to Palatin, for no additional consideration, all Gedeon Richter Know-How in tangible form. Notwithstanding the foregoing, Gedeon Richter’s counsel may retain one (1) copy of such tangible Palatin Know-How and Gedeon Richter Know-How for archival purposes and for ensuring compliance with Article 10.

14.6.5 Transfer of Know-How to Gedeon Richter. Upon a termination of this Agreement pursuant to Section 14.2 as a result of Palatin’s material breach, pursuant to Section 14.3 as a result of Palatin’s insolvency or pursuant to Section 14.5 as a result of a Force Majeure Event preventing performance by Palatin, (a) Palatin shall promptly return to Gedeon Richter all Gedeon Richter Know-How in tangible form and (b) Gedeon Richter thereafter automatically shall have, as of the effective date of the termination, a royalty-free license (including the right to sublicense) under the Palatin Know-How to the extent necessary for the Development and Commercialization of the Product in the Field in the Territory. Notwithstanding the foregoing, Palatin’s counsel may retain one (1) copy of such tangible Gedeon Richter Know-How for archival purposes and for ensuring compliance with Article 10.

14.6.6 Regulatory Approvals. Upon Palatin’s written request submitted to Gedeon Richter within *** following a termination of the Agreement pursuant to Section 14.2 as a result of Gedeon Richter’s material breach, pursuant to Section 14.3 as a result of Gedeon Richter’s insolvency, pursuant to Section 14.4 or pursuant to Section 14.5 as a result of a Force Majeure Event preventing performance by Gedeon Richter, Gedeon Richter will initiate the transfer or assignment of the Regulatory Approvals to Palatin or to a Third Party designated by Palatin. Upon expiration of this Agreement or termination pursuant to Section 14.2 as a result of Palatin’s material breach, pursuant to Section 14.3 as a result of Palatin’s insolvency or pursuant to Section 14.5 as a result of a Force Majeure Event preventing performance by Palatin, Gedeon Richter shall have the right to retain the Regulatory Approvals. Except in the case of a termination pursuant to Section 14.2 as a result of Gedeon Richter’s material breach, Palatin shall reimburse Gedeon Richter for all out-of-pocket costs actually incurred by Gedeon Richter in connection with the transfer or assignment of the Regulatory Approvals pursuant to this Section 14.6.6. Gedeon Richter shall provide all necessary assistance to Palatin for such transfer at Gedeon Richter’s cost. Gedeon Richter shall be entitled to withdraw the Regulatory Approvals if Palatin does not request the transfer or assignment of the Regulatory Approvals in writing within *** following such termination.

14.6.7 Stock on Hand. Upon a termination of the Agreement pursuant to Section 14.3 as a result of Gedeon Richter’s insolvency, pursuant to Section 14.4 or pursuant to Section 14.5, Gedeon Richter shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement then on hand until the date that is *** after the effective date of such termination. Sales made pursuant to this Section 14.6.7 shall be treated as Net Sales and royalty thereon shall be paid to Palatin.

15.	GOVERNING LAW, DISPUTES AND ARBITRATION

15.1 Governing Law. This Agreement shall be governed in all respects by the laws of ***, excluding its conflicts of laws principles.

15.2 Disputes and Arbitration.

15.2.1 In the event of a dispute arising between the Parties concerning the interpretation or performance of this Agreement, upon either Party’s written request, the matter will be submitted to the Chief Executive Officers of the Parties for good faith negotiation and resolution. In the event the Chief Executive Officers are also unable to resolve such dispute within *** after such request is received, either Party may invoke the provisions Section 15.2.2.

15.2.2 Except with respect to disputes relating to intellectual property or a breach of the confidentiality obligations of this Agreement, any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof which cannot be settled amicably by the Parties in accordance with Section 15.2.1 shall be resolved by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in force on the date when the notice of arbitration is submitted in accordance with such rules. Any arbitration shall be held in *** and conducted in English by a panel of three arbitrators. The award shall be final and binding upon the Parties and shall be the sole and exclusive remedy between the Parties regarding the claims, counterclaims, issues, or accounting presented to the arbitrators. Notwithstanding the foregoing, each Party may at any time pursue equitable remedies, including without limitation injunctive relief, to protect its Confidential Information and its intellectual property rights. With respect to disputes relating to intellectual property or a breach of the confidentiality obligations of this Agreement, each Party shall have the right to pursue any legal or equitable remedy available to it under applicable laws.

16.	INSURANCE

16.1 During the term of this Agreement and for a period of *** following the termination or expiration of this Agreement, each Party shall maintain in full force and effect a policy of insurance or self-insurance against liability and other risks associated with its activities and obligations under this Agreement, including its Clinical Studies, in such amounts and on such terms as are consistent with the normal business practices of prudent companies similarly situated.

17.	MISCELLANEOUS

17.1 Independent Contractors. The relationship of the Parties hereto is that of independent contractors, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind or commit the other Party in any way. Nothing herein shall be construed to create the relationship of agents, partners or joint venture partners between the Parties for any purpose.

17.2 Assignment. This Agreement may not be assigned or otherwise transferred by either Party to any Third Party without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that either Party may assign this Agreement, without such consent, to its Affiliate or to a Third Party in connection with a Change of Control. Any successor or permitted assignee of rights and/or obligations hereunder shall, prior to such assignment or Change of Control, agree in writing to assume the existing and future obligations, rights, title and interest in, to and under this Agreement of the Party with which it is entering into such Change of Control transaction. If any successor or permitted assignee of rights and/or obligations hereunder does not provide such written assumption prior to such assignment or Change of Control, this Agreement shall be deemed to have been materially breached by the Target Party immediately prior to the consummation of the Change of Control. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.2 shall be null, void and of no legal effect.

17.3 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, in each case to the Parties’ respective addresses specified below, or such other address as may be specified by written notice delivered to the other Party in accordance with this Section 17.3:

If to Palatin: Palatin Technologies, Inc. 4-B Cedar Brook Drive Cranbury, New Jersey 08512 USA	If to Gedeon Richter: Chemical Works of Gedeon Richter Plc. Budapest 1103 Gyömrői út 19-21. Hungary

17.4 Advice of Counsel. Palatin and Gedeon Richter have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

17.5 Governing Language. This Agreement has been executed in English. If any translation of this Agreement conflicts with the English version or contains terms in addition to or different from the English version, the English version shall prevail.

17.6 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further consents, documents and instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.7 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. In such event the Parties shall, in good faith, negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties entering this Agreement.

17.8 Waiver. It is agreed that no waiver by either Party hereto of any breach of default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

17.9 Complete Agreement. This Agreement, the Supply Agreement for Development and the Commercial Supply Agreement and that certain Confidential Information Disclosure Agreement entered into by and between the Parties as of ***, constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are merged and canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and duly executed on behalf of both Parties.

The Exhibits form an integral part of this Agreement and references to this Agreement include the Exhibits as well.

17.10 Use of Name. Neither Party shall use the name or trademarks of the other Party without the prior written consent of such other Party except in connection with the disclosure of the existence of this Agreement.

17.11 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

17.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF Palatin and Gedeon Richter have executed this Agreement by their respective duly authorized representatives.

PALATIN TECHNOLOGIES, INC.	CHEMICAL WORKS OF GEDEON RICHTER PLC.

Date: 29 August 2014	Date: Budapest, August 29, 2014

By: /s/ Carl Spana	By: /s/ Erik Bogsch
Print Name: Carl Spana	Print Name: Erik Bogsch
Title: President and Chief Executive Officer	Title: Managing director

Date: 29 August 2014

By: /s/ Stephen T. Wills
Print Name: Stephen T. Wills
Title: Chief Financial Officer and Chief Operating Officer

EXHIBIT I

Territory

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EXHIBIT II

Palatin Know-How

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EXHIBIT III

Palatin Patent

The Palatin Patent consists of the following patent applications and patents, including (a) all reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (b) all extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof:

Issued Patents

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Country Name	Application Number	Date Filed	Patent Number	Grant Date	Status

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Pending Applications

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EXHIBIT IV

Countries Subject to Right of First Offer and Negotiation

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Exhibit V

Palatin Development Plan

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Exhibit VI

Gedeon Richter Development Plan

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Exhibit VII

Third Party Manufacturers

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